Exhibit 99.1

Translational Development Acquisition Corp. Announces that the Separate Trading of its Class A Ordinary Shares and Warrants has Commenced

NEW YORK, February 14, 2025 (PRNewswire) – Translational Development Acquisition Corp. (NASDAQ: TDACU) (the “Company”) announced today that the separate trading has commenced for its Class A ordinary shares and warrants that were included in units sold in the Company’s initial public offering completed on December 24, 2024. Such Class A ordinary shares and warrants separately trade on The Nasdaq Global Market (“Nasdaq”) under the symbols “TDAC” and “TDACW,” respectively. Those units that are not separated will continue to trade on Nasdaq under the symbol “TDACU.”

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at ProspectusDelivery@btig.com.

About Translational Development Acquisition Corp.

The Company is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business, industry, sector, or geographical location, and intends to focus on industries that complement its management team's background, and intends to capitalize on the ability of its management team to identify and acquire a business.

The Company’s management team is led by Michael B. Hoffman, its Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), and Avanindra C. Das, Chief Financial Officer. In addition, the Board includes E. Premkumar Reddy, Curtis T. Keith, Matthew A. Kestenbaum and Christopher Jarratt.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC, which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact:

Translational Development Acquisition Corp.

Avanindra C. Das, Chief Financial Officer

avi@translational-development.com

SOURCE Translational Development Acquisition Corp.